Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS IMPROVED FIRST QUARTER 2015 REVENUES AND EARNINGS

Omaha, Nebraska, April 22, 2015:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported improved revenues and earnings for the first quarter ended March 31, 2015.

Summarized financial results for first quarter 2015 compared to first quarter 2014 are as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2015	2014	% Change
Total revenues	$495,654	$492,022	1%
Trucking revenues, net of fuel surcharge	329,134	311,522	6%
Value Added Services (“VAS”) revenues	90,860	85,154	7%
Operating income	38,185	23,441	63%
Net income	23,142	14,339	61%
Earnings per diluted share	0.32	0.20	63%

Freight demand demonstrated consistent strength in first quarter 2015, resulting in one of the better first quarter freight markets in the last six years. Our average daily freight pre-books (as measured by our morning percentage of loads available to trucks available in our One-Way Truckload network, which includes medium-to-long-haul Van, Expedited and short-haul Regional fleets) were stronger than a normal first quarter based on seasonality. Freight demand showed increasingly positive momentum, as expected, from January to February to March 2015. In first quarter 2014, there was widespread severe winter weather in the first two months of 2014 which caused significant freight disruption and weather-related costs. Once the weather improved in March 2014, there was an unusual spike in freight demand for several weeks resulting from clearing the backlog of freight shipments. Freight demand remains firm for the first three weeks of April 2015.

A strengthening economy combined with constrained truck capacity is contributing to improved freight demand. Truck capacity is challenged by an extremely competitive driver recruiting market and heightened regulatory cost increases for truck ownership and safety; we expect this favorable trend will continue.

Average revenues per tractor per week, net of fuel surcharge, increased 5.5% in first quarter 2015 compared to first quarter 2014. Continued focus on securing driver friendly, highly productive freight and improved freight selection using our proprietary freight optimization system enabled us to raise our average

Werner Enterprises, Inc. - Release of April 22, 2015

miles per truck by 2.0% compared to first quarter 2014. Average revenues per total mile, net of fuel surcharge, increased 3.5% in first quarter 2015 compared to first quarter 2014.

We are making continued progress implementing sustainable rate increases with our customers. These efforts are ongoing as we move forward in 2015 and work to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Strategic customers understand the collective capacity and service challenges facing our company and our industry and are increasingly supportive of Werner's ongoing initiatives to provide sustainable transportation solutions in support of their supply chain needs.

In first quarter 2015, we averaged 7,013 trucks in service in the Truckload segment and 50 intermodal drayage trucks in the VAS segment. On the strength of improved driver recruiting and retention in March 2015, we ended first quarter 2015 with 7,110 trucks in the Truckload segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,680 trucks (or 52% of our total Truckload segment fleet).

Diesel fuel prices were $1.30 per gallon lower in first quarter 2015 than in first quarter 2014 and were 67 cents per gallon lower than in fourth quarter 2014. For the first 21 days of April 2015, the average diesel fuel price per gallon was $1.31 lower than the average diesel fuel price per gallon in the same period of 2014 and $1.26 lower than in second quarter 2014. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

We continue to invest in equipment solutions to improve the safety, operational efficiency and fuel miles per gallon of our fleet. We increased our capital expenditures in the second half of 2014 and first quarter 2015 to lower the average age of our truck fleet and attained an average age of 2.1 years as of March 31, 2015. Net capital expenditures in first quarter 2015 were $84.9 million. We estimate net capital expenditures for 2015 to be in the range of $275 to $325 million, which we expect will enable us to further reduce the average age of our truck fleet to under two years. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting market remained very challenging during first quarter 2015. Several difficult market factors persist including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, aging truck driver demographics and increased truck safety regulations. Beginning with the second half of 2014, many large truckload carriers, including Werner, increased driver pay rates per mile and achieved mileage productivity improvements. This led to lower driver turnover and a more competitive driver recruiting market.

Gains on sales of assets were $5.5 million in first quarter 2015. This compares to gains on sales of assets of $4.6 million in first quarter 2014 and $5.0 million in fourth quarter 2014. In first quarter 2015, we realized lower average gains per truck and higher average gains per trailer and sold more trucks and trailers than in first quarter 2014. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Werner Enterprises, Inc. - Release of April 22, 2015

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended March 31,
	2015		2014
Value Added Services (amounts in thousands)	$	%	$	%
Operating revenues	$90,860	100.0	$85,154	100.0
Rent and purchased transportation expense	77,873	85.7	72,554	85.2
Gross margin	12,987	14.3	12,600	14.8
Other operating expenses	10,538	11.6	10,745	12.6
Operating income	$2,449	2.7	$1,855	2.2

In first quarter 2015, VAS revenues increased $5.7 million or 7%, and operating income dollars increased by 32%, compared to first quarter 2014. Our on-going efforts to address customer pricing, contractual and operational issues within VAS are beginning to impact results. Although the VAS gross margin percentage in first quarter 2015 of 14.3% was lower than the gross margin percentage of 14.8% in first quarter 2014, it improved sequentially from the 13.6% gross margin percentage in fourth quarter 2014. VAS operating income percentage for first quarter 2015 of 2.7% was better than both the 2.2% for first quarter 2014 and the 2.4% for fourth quarter 2014.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $56.4 million and $87.0 million in first quarters 2015 and 2014, respectively) and the VAS segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2015	2014	Difference
Truckload Transportation Services	89.3%	93.4%	(4.1)%
Value Added Services	97.3%	97.8%	(0.5)%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2015 and first quarter 2014 are 90.8% and 94.8%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of March 31, 2015, we had $75.0 million of debt outstanding and $854.8 million of stockholders' equity.

Werner Enterprises, Inc. - Release of April 22, 2015

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015		2104
	$	%	$	%
Operating revenues	$495,654	100.0	$492,022	100.0
Operating expenses:
Salaries, wages and benefits	151,465	30.6	134,713	27.4
Fuel	52,760	10.6	91,075	18.5
Supplies and maintenance	47,657	9.6	45,854	9.3
Taxes and licenses	21,080	4.3	20,832	4.2
Insurance and claims	22,047	4.4	20,206	4.1
Depreciation	45,720	9.2	43,123	8.8
Rent and purchased transportation	113,748	23.0	111,646	22.7
Communications and utilities	3,678	0.7	3,499	0.7
Other	(686)	(0.1)	(2,367)	(0.5)
Total operating expenses	457,469	92.3	468,581	95.2
Operating income	38,185	7.7	23,441	4.8
Other expense (income):
Interest expense	475	0.1	94	—
Interest income	(631)	(0.1)	(655)	(0.1)
Other	90	—	4	—
Total other expense (income)	(66)	—	(557)	(0.1)
Income before income taxes	38,251	7.7	23,998	4.9
Income taxes	15,109	3.0	9,659	2.0
Net income	$23,142	4.7	$14,339	2.9

Diluted shares outstanding	72,542		73,169
Diluted earnings per share	$0.32		$0.20

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2015	2014
Revenues
Truckload Transportation Services	$390,563	$403,185
Value Added Services	90,860	85,154
Other	13,985	3,989
Corporate	521	558
Subtotal	495,929	492,886
Inter-segment eliminations (1)	(275)	(864)
Total	$495,654	$492,022

Operating Income
Truckload Transportation Services	$35,842	$20,780
Value Added Services	2,449	1,855
Other	(445)	484
Corporate	339	322
Total	$38,185	$23,441

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of April 22, 2015

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2015	2014	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.15%	11.97%	1.5%
Average trip length in miles (loaded)	482	466	3.4%
Average tractors in service	7,013	7,004	0.1%
Average revenues per tractor per week (1)	$3,610	$3,422	5.5%
Total trailers (at quarter end)	22,000	21,650
Total tractors (at quarter end)
Company	6,460	6,380
Independent contractor	650	700
Total tractors	7,110	7,080

Value Added Services segment
Average tractors in service	50	47
Total trailers (at quarter end)	1,805	1,930
Total tractors (at quarter end)	50	45

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2015	2014
Capital expenditures, net	$84,865	$16,046
Cash flow from operations	120,986	59,209
Return on assets (annualized)	6.2%	4.2%
Return on equity (annualized)	11.0%	7.4%

Werner Enterprises, Inc. - Release of April 22, 2015

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$59,263	$22,604
Accounts receivable, trade, less allowance of $9,933 and $10,017, respectively	246,353	266,727
Other receivables	22,179	20,316
Inventories and supplies	17,490	17,824
Prepaid taxes, licenses and permits	11,325	14,914
Current deferred income taxes	36,048	34,066
Income taxes receivable	7,686	23,435
Other current assets	25,250	26,458
Total current assets	425,594	426,344

Property and equipment	1,820,703	1,786,229
Less – accumulated depreciation	770,417	772,447
Property and equipment, net	1,050,286	1,013,782

Other non-current assets	42,644	40,336
Total assets	$1,518,524	$1,480,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,565	$64,827
Insurance and claims accruals	73,625	73,814
Accrued payroll	31,827	28,121
Other current liabilities	20,233	19,768
Total current liabilities	198,250	186,530

Long-term debt, net of current portion	75,000	75,000
Other long-term liabilities	21,399	20,021
Insurance and claims accruals, net of current portion	128,845	123,445
Deferred income taxes	240,265	241,606

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,102,651 and 72,038,368 shares outstanding, respectively	805	805
Paid-in capital	102,967	101,803
Retained earnings	934,622	915,085
Accumulated other comprehensive loss	(10,298)	(9,375)
Treasury stock, at cost; 8,430,885 and 8,495,168 shares, respectively	(173,331)	(174,458)
Total stockholders’ equity	854,765	833,860
Total liabilities and stockholders' equity	$1,518,524	$1,480,462

Werner Enterprises, Inc. - Release of April 22, 2015

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.